EXHIBIT 99.1

Dolphin Entertainment Acquires B/HI (formerly Bender/Helper Impact)

Leading Entertainment Content, Gaming and Esports PR Firm Will Join 42West, Be Social, The Door, Shore Fire Media and Viewpoint in Dolphin's Entertainment Publicity and Marketing Group

B/HI to Operate as a Division of 42West

NEW YORK, NY and LOS ANGELES, CA / ACCESSWIRE / January 12, 2021 / Dolphin Entertainment, Inc. (NASDAQ: DLPN), a leading independent entertainment marketing and premium content production company, today announced a major expansion of its entertainment marketing capabilities through its acquisition of  B/HI (formerly Bender/Helper Impact), the award-winning boutique entertainment agency that specializes in corporate and product communications programs for interactive gaming, esports, entertainment content and consumer products organizations. As part of the acquisition, B/HI will operate as a division of entertainment PR powerhouse 42West with Dean Bender and Shawna Lynch serving as Co-Presidents.

Founded in 1986 by Bender, with offices in Los Angeles and New York, B/HI’s clients, past and present, include Amazon Studios, Boat Rocker Media, CBS Home Entertainment, DC Comics, DC Universe, Fandango, Fathom Events, Fox Consumer Products, Fullscreen, Funko, Guinness World Records, HBO Global Licensing, HBO Home Entertainment, Konami, Lionsgate Home Entertainment, Magnolia Pictures, Nexon, Rovio Entertainment, Schell Games, Survios, Universal Brand Development, Universal Pictures Home Entertainment, Warner Bros. Consumer Products, as well as esports organizations Immortals, Super League Gaming, Team Liquid, and Tempo Storm.

Based on its work for the consumer product divisions of the major studios, B/HI developed a public relations specialty for the video game industry and also was an early esports pioneer by representing Major League Gaming and the World Cybergames.  Today, it continues as an industry leader in the field, supporting dozens of video game publishers/developers and esports organizations.

“The acquisition of B/HI provides a tremendous gateway into the last remaining large vertical of entertainment for our Super Group – video gaming and esports,” says Dolphin CEO Bill O’Dowd.  “Video gamers are celebrities in their own right, and among the most popular social media influencers in the world.  We believe the opportunities to cross-sell services with B/HI will be numerous, as will be the possibilities to create original content and live events.  Dean and Shawna are seasoned, well-respected entertainment PR professionals who share our collaborative culture, and we couldn’t be more excited that they and the staff at B/HI have joined the Dolphin family.”

The size of the video gaming industry and the rapid rise of eSports leagues in the past few years have been well-documented.  The U.S. gaming market in 2019 generated $36.9 billion in sales across PC, browser, console, tablet, and smartphone games.  Q3 2020 sales were $11.2 billion, up 24% from Q3 2019.  In 2020, there were an estimated 214 million Americans playing video games, versus 165 million in 2019.  Globally, the gaming market in 2020 is estimated to generate $160 billion in revenues, with Q3 gaming app downloads reaching 14 billion.  There were 7.5 billion hours of live streaming of eSports in Q3 2020, up 92% from Q3, 2019.

“It became immediately apparent to Shawna and me that by joining the Dolphin Entertainment Super Group of PR and marketing firms that we can really maximize our current client relationships as well as provide a wealth of uniquely-curated services to prospective clients,” said Bender. “We've always been aware of how dominant 42West is in the entertainment sector of public relations. It's an honor to join Amanda and her team to be able to supplement and diversify the client roster.”

“Dean and Shawna have built a business with vision and relevance that could not be more at home at 42West,” said Amanda Lundberg, CEO of 42West.  “I’m thrilled they have chosen to bring B/HI’s valuable expertise in gaming, esports and consumer products to 42West.  This latest addition to the Dolphin collective of agencies will not only benefit existing and new clients but be a key step in our creation of assets.”

K&L Gates LLP served as legal counsel to Dolphin Entertainment and the Law Offices of Stuart Pardau for B/HI.

About Dolphin Entertainment, Inc.

Dolphin Entertainment is a leading independent entertainment marketing and premium content development company. Through our subsidiaries 42West, The Door and Shore Fire Media, we provide expert strategic marketing and publicity services to many of the top brands, both individual and corporate, in the film, television, music and hospitality industries. Viewpoint Creative and Be Social complement their efforts with full-service creative branding and production capabilities as well as social media and influencer marketing services. Dolphin's legacy content production business, founded by Emmy-nominated CEO Bill O'Dowd, has produced multiple feature films and award-winning digital series.

About B/HI

B/HI has been a marketing communications leader at the epicenter of entertainment content, products and technology for more than three decades. The firm has been front and center for every inflection point of entertainment consumption – from launching the first original syndicated television series (“Star Trek: The Next Generation”) to shepherding the introduction of Blu-Ray to launching a scrappy startup called Netflix to helping guide the current crop of SVOD and digital delivery platforms. The company’s history is filled with some of the most influential names in entertainment as well as the innovative startups that have changed the manner in which entertainment is consumed. http://www.bhimpact.com

This press release contains 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, Dolphin Entertainment Inc.'s offering of common stock as well as expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by the use of words such as "will," "would," "anticipate," "expect," "believe," "designed," "plan," or "intend," the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, Dolphin Entertainment's actual results may differ materially from the results discussed in its forward-looking statements. Dolphin Entertainment's forward-looking statements contained herein speak only as of the date of this press release. Factors or events Dolphin Entertainment cannot predict, including those described in the risk factors contained in its filings with the Securities and Exchange Commission, may cause its actual results to differ from those expressed in forward-looking statements. Although Dolphin Entertainment believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved, and Dolphin Entertainment undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACT:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE: Dolphin Entertainment